Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Frank W. Wingate
October 22, 2004		President and
Chief Executive Officer
(864) 297-6333

NEW COMMERCE BANCORP REPORTS THIRD QUARTER RESULTS

GREENVILLE, SC – New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported a third quarter 2004 net loss of $308,639, or $0.31 per share, compared to net income of $28,248, or $0.03 per share, for the same period in 2003.

For the nine-month period ended September 30, 2004, the net loss was $225,529, or $0.23 per share, compared to net income of $46,882, or $0.05 per share, for the nine-month period ended September 30, 2003.

The net loss reported for the current three- and nine-month periods was the result of an increase in the provision for loan losses. The provision for loan losses was $747,661 in the quarter ended September 30, 2004 as compared to $60,600 in the quarter ended September 30, 2003. The provision for loan losses was $836,864 in the nine months ended September 30, 2004 as compared to $173,759 in the nine months ended September 30, 2003. The increased provision for loan losses relates principally to loans to two commercial borrowers which were determined to have become impaired in the third quarter and were written down to their estimated realizable value. Frank Wingate, President and CEO of New Commerce Bank, stated “While the charge to earnings is disappointing to us, the Bank remains classified in the strongest category of capital position (“well capitalized”) under regulatory capital standards and we are continuing our present business strategy to serve our clients and shareholders.”

Assets totaled $94.5 million at September 30, 2004 and represented an increase of $18.9 million from September 30, 2003. The loan portfolio increased $12.4 million to $65.6 million from September 30, 2003 and represented 69% of total assets. Non-performing loans totaled $474,200, or 0.72% of total loans, as of the end of the quarter. Total deposits were $78.7 million at September 30, 2004, a $16.1 million increase from the third quarter of 2003.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net interest income	$776	$584	$2,155	$1,627
Provision for loan losses	748	61	837	174
Non-interest income	116	150	395	457
Non-interest expense	635	629	2,072	1,836
Income (loss) before income tax expense	(491)	44	(359)	74
Income tax expense (benefit)	(182)	16	(133)	28
Net income (loss)	(309)	28	(226)	46
Basic earnings (loss) per share	$(0.31)	$0.03	$(0.23)	$0.05
Diluted earnings (loss) per share	$(0.31)	$0.03	$(0.23)	$0.05
Weighted average shares outstanding:
Basic	1,000,000	1,000,000	1,000,000	1,000,000
Diluted	1,000,000	1,018,587	1,000,000	1,018,133

BALANCE SHEET DATA:

	September 30,
	2004	2003

Total assets	$94,459	$75,604
Total earning assets	88,325	68,838
Gross loans	65,595	53,152
Allowance for loan losses	668	664
Investment securities	17,208	12,311
Total deposits	78,673	62,580
Total interest-bearing deposits	66,038	50,974
Other borrowings	6,750	3,750
Total liabilities	85,969	66,961
Shareholders' equity	8,489	8,643
Book value per share	$8.49	$8.64

SELECTED RATIOS:

	September 30,
	2004	2003

Net interest margin	3.54%	3.63%
Allowance for loan losses as
a percentage of gross loans	1.02%	1.25%
Gross loans to deposits	83.38%	84.93%
Non-performing loans to gross loans	0.72%	0.32%
Net charge-offs (recoveries) to
average loans	1.44%	0.01%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	10.65%	11.28%
Total capital (to risk-weighted assets)	11.54%	12.33%
Leverage ratio (to average assets)	8.67%	10.23%